Exhibit 99.2

CONSTELLATION BRANDS ANNOUNCES EXPIRATION
OF TENDER OFFERS FOR OUTSTANDING SERIES
OF ITS 3.20% AND 4.25% SENIOR NOTES DUE 2023 AND DELIVERY OF
NOTICES OF REDEMPTION FOR REMAINING 3.20% AND 4.25%
SENIOR NOTES DUE 2023

VICTOR, N.Y., May 9, 2022 - Constellation Brands, Inc. (NYSE: STZ and STZ.B), a leading beverage alcohol company, announced today that the previously announced series of cash tender offers (the “Offers”) for any and all of its outstanding 3.20% Senior Notes due 2023 (the “3.20% notes”) and 4.25% Senior Notes due 2023 (the “4.25% notes” and, together with the 3.20% notes, the “2023 Notes”), expired on Friday, May 6, 2022 at 5:00 p.m., New York City time (the “Expiration Time”). The Offers were made on the terms and subject to the conditions set forth in the Offer to Purchase, dated May 2, 2022 (the “Offer to Purchase”) and the related Notice of Guaranteed Delivery attached to the Offer to Purchase (the “Notice of Guaranteed Delivery”). The Offer to Purchase and the Notice of Guaranteed Delivery are referred to together as the “Offer Documents.”

According to information provided by D.F. King & Co., Inc., the tender agent and information agent for the Offers, (i) $401,778,000, or 66.96%, of the $600,000,000 outstanding aggregate principal amount of the 3.20% notes and (ii) $680,128,000, or 64.77%, of the $1,050,000,000 outstanding aggregate principal amount of the 4.25% notes had been validly tendered and delivered (and not validly withdrawn) in the Offers at or prior to the Expiration Time. In addition, $35,000 aggregate principal amount of 3.20% notes and $252,000 aggregate principal amount of 4.25% notes remain subject to guaranteed delivery procedures. Payment for the 2023 Notes validly tendered pursuant to the Offers (and not validly withdrawn) prior to the Expiration Time and accepted for purchase is intended to be made on or around May 9, 2022 (the “Settlement Date”), and payment for the 2023 Notes validly tendered pursuant to a Notice of Guaranteed Delivery (and not validly withdrawn) prior to the Expiration Time and accepted for purchase is intended to be made on or around May 11, 2022 (the “Guaranteed Delivery Settlement Date”).

As previously announced, the applicable “Tender Offer Consideration” will be $1,008.81 for each $1,000 principal amount of 3.20% notes and $1,015.39 for each $1,000 principal amount of 4.25% notes, plus accrued and unpaid interest to, but not including, the Settlement Date, payable on the Settlement Date or the Guaranteed Delivery Settlement Date, as applicable.

The Offers were made solely pursuant to the Offer Documents and were not made to holders of 2023 Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky, or other laws of such jurisdiction.

BofA Securities acted as dealer manager for the Offers.

Redemption of Remaining 2023 Notes

Additionally, the company announced today that it has given notice for full redemption prior to maturity of all of its remaining outstanding 2023 Notes to be effected on June 8, 2022.

The redemption price for the 2023 Notes, payable in cash, will be calculated pursuant to the formula set forth in the supplemental indentures relating to the 2023 Notes, and will include an expected total make-whole premium of approximately $7 million (after giving effect to the transactions contemplated by the Offers).

The Offers and redemptions of the 2023 Notes will be funded from a portion of the net proceeds from the recently completed sale by the company on May 9, 2022 of its 3.60% Senior Notes due 2024, 4.35% Senior Notes due 2027, and 4.75% Senior Notes due 2032.

This press release is for informational purposes only and shall not constitute an offer to buy or a solicitation of an offer to sell any securities. If any holder is in any doubt as to the contents of this press release, or the Offers, or the action it should take, it is recommended to seek its own financial and legal advice, including in respect of any tax consequences, immediately from its stockbroker, bank manager, solicitor, accountant, or other independent financial, tax, or legal adviser. Furthermore, this press release shall not constitute a notice of redemption of the 2023 Notes. Information concerning the terms and conditions of the redemption is described in the notices distributed to holders of the 2023 Notes by the trustee under the indenture and the applicable supplemental indentures governing the 2023 Notes.

FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Statements which are not historical facts and relate to future plans, events, or performance are forward-looking statements that are based upon management’s current expectations and are subject to risks and uncertainties. The forward-looking statements are based on management's current expectations and should not be construed in any manner as a guarantee that such events or results will in fact occur. All forward-looking statements speak only as of the date of this press release and Constellation Brands undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Detailed information regarding risk factors with respect to the company are included in the company’s filings with the SEC.

ABOUT CONSTELLATION BRANDS
Constellation Brands is an international producer and marketer of beer, wine and spirits with operations in the U.S., Mexico, New Zealand, and Italy. Constellation’s brand portfolio includes Corona Extra, Modelo Especial, the Robert Mondavi Brand Family, Kim Crawford, Meiomi, The Prisoner Wine Company, and High West Whiskey.

MEDIA CONTACTS	INVESTOR RELATIONS CONTACTS
Mike McGrew 773-251-4934 / michael.mcgrew@cbrands.com Amy Martin 585-678-7141 / amy.martin@cbrands.com	Patty Yahn-Urlaub 585-678-7483 / patty.yahn-urlaub@cbrands.com